Exhibit 10.65

ICONIX BRAND GROUP, INC.

EXECUTIVE Severance Plan

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Table of Contents

Page

1.	Establishment and Purpose of Plan	-1-

2.	Definitions and Construction	-1-

3.	Termination of Employment	-6-

4.	Certain Restrictive Covenants	-8-

5.	No Contract of Employment	-11-

6.	Conflict in Benefits; Noncumulation of Benefits; Exclusive Remedy	-11-

7.	Administration, Termination, and Amendment of Plan	-12-

8.	Claims for Benefits	-13-

9.	Notices	-15-

10.	Certain Federal Tax Considerations	-15-

11.	Additional Provisions	-18-

Exhibit A – Form of Participation Agreement		-20-

-i-

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ICONIX BRAND GROUP, INC.

EXECUTIVE SEVERANCE PLAN

1. Establishment and Purpose of Plan

1.1 Establishment. The Iconix Brand Group, Inc. Executive Severance Plan (as amended from time to time, the “Plan”) is hereby established by the Compensation Committee of the Board of Directors of the Company.

1.2 Effective Date. The Plan is adopted on December 30, 2016 and shall become effective as of January 1, 2017.

1.3 Purpose. The purpose of the Plan is to provide certain key employees with specified levels of compensation and benefits in the event of a qualifying termination of employment subject to the satisfaction of certain terms and conditions.

2. Definitions and Construction

2.1 Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below:

(a) “Accrued Obligations” means the following:

(i) any salary and accrued but unused vacation, in each case earned but unpaid, through the date of Participant’s termination of employment;

(ii) reimbursement, within ten (10) business days of submission of proper expense reports, which are submitted no later than thirty (30) days following Participant’s termination of employment, of all expenses reasonably and necessarily incurred by Participant in connection with the business of the Company Group prior to his or her termination of employment, to the extent such expenses are reimbursable under the Company’s expense reimbursement policy; and

(iii) vested benefits, if any, under any Company Group retirement plan, nonqualified deferred compensation plan, or any health or welfare benefit plan, to which Participant is entitled pursuant to the terms of such plans or related agreements.

(b) “Additional Severance Benefits” means, subject to a Participant’s (a) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to the Company Group’s group health plans in which such Participant was participating on the date of such Participant’s termination of employment and (b) continued timely payment by such Participant of premiums for such COBRA coverage, the Company shall pay such Participant monthly, as an additional taxable severance benefit, an amount equal to the dollar amount of the premium cost for the group health coverage elected by such Participant under COBRA that the Company Group pays on behalf of similarly situated active executives of the Company Group until the earlier of (x) such Participant ceasing to be eligible for COBRA coverage, and (y) such Participant becoming

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eligible for coverage under the health plan of a subsequent employer (and by accepting receipt of Additional Severance Benefits, a Participant agrees to notify the Company of eligibility for coverage under the health plan of a subsequent employer).

(c) “Base Salary” means the annual base salary in effect immediately prior to any termination of employment (without giving effect to any reduction forming the basis for a termination for Good Reason). For the avoidance of doubt, Base Salary does not include any bonuses, commissions, fringe benefits, car allowances, or other special or irregular payments.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means any of the following:

(i) A Participant’s willful and continued failure to substantially perform his or her obligations (other than any such failure resulting from such Participant’s incapacity due to any physical or mental illness); provided, however, that the Company shall have provided Participant with written notice of such failure and such Participant shall have been afforded at least thirty (30) days to cure such failure to the extent the failure is capable of cure;

(ii) A Participant’s conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty;

(iii) A Participant’s willfully engaging in misconduct in the performance of his or her duties for the Company Group (including theft, fraud, embezzlement, and securities law violations or a violation of the Company’s Code of Conduct or other material written policies) that, in the good faith determination of the Board is injurious or potentially injurious to the Company Group, monetarily or otherwise; or

(iv) A Participant’s willfully engaging in misconduct other than in the performance of his duties for the Company Group (including theft, fraud, embezzlement, and securities law violations) that, in the good faith determination of the Board, is materially injurious to the Company Group or is potentially materially injurious to the Company Group, monetarily or otherwise.

For purposes of this Section 2.1(e), no act, or failure to act, on the part of a Participant shall be considered to have been “willfully” performed or omitted, unless done, or omitted to be done, by him or her in bad faith and without reasonable belief that his or her action or omission was in, or not opposed to, the best interest of the Company Group (including, without limitation, the best interest of the reputation of the Company Group).

(f) “Change in Control” shall have the meaning specified in the Company’s 2016 Omnibus Incentive Plan, as amended from time to time, or any successor plan thereto.

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(g) “Change in Control Protection Period” means the period commencing on the date a Change in Control is consummated and ending 24 months following the date of such consummation.  There shall be only one Change in Control Protection Period in effect for each Participant.

(h) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations promulgated thereunder.

(i) “Committee” means the Compensation Committee of the Board.

(j) “Company” means Iconix Brand Group, Inc., a Delaware corporation, or its successor.

(k) “Company Group” means the group consisting, from time to time, of the Company and each and subsidiary company, and their respective affiliates.

(l) “Director” means a member of the Board.

(m) “Disability” shall mean a Participant’s inability to perform his or her essential duties and responsibilities for the Company Group, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period, or (ii) is projected by the Board in good faith after consulting with a doctor selected by the Company Group and consented to by a Participant (or, in the event of a Participant’s incapacity, his legal representative), such consent not to be unreasonably withheld or delayed, that the condition is likely to continue for a period of at least six (6) consecutive months from its commencement.

(n) “Good Reason” shall mean with respect to a Participant that, without his or her prior consent, one or more of the following events has occurred:

(i) Either before or after a Change in Control Protection Period:

(1) a material reduction in a Participant’s Base Salary, other than as part of an across-the-board salary reduction applied to all similarly situated executives (but in any event not to exceed 10%);

(2) any reduction in a Participant’s target annual cash bonus opportunity as a percentage of his or her salary; or

(3) relocation of the principal place of work of a Participant to a facility or location more than fifty (50) miles from his or her principal place of work, resulting in a material increase to his or her normal commute;

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(ii) During a Change in Control Protection Period:

(1) any reduction in a Participant’s Base Salary;

(2) any reduction in a Participant’s target annual cash bonus opportunity as a percentage of his or her salary;

(3) relocation of the principal place of work of a Participant to a facility or location more than fifty (50) miles from his or her principal place of work, resulting in a material increase to his or her normal commute;

(4) a material diminution of title, authorities, duties or responsibilities of a Participant from those in effect immediately prior to the Change in Control (other than temporarily while a Participant is physically or mentally incapacitated and unable to properly perform such duties, as determined by the Committee in good faith);

(5) a change in the reporting structure as a result of which a Participant reports to someone other than the Chief Executive Officer of the Company; or

(6) the Company’s failure to obtain, within ten (10) days after the date of the Change in Control, the express assumption of the Plan by the successor entity;

provided, however, in all cases, that the Participant who is asserting that an event constituting Good Reason has occurred has provided the Company with written notice of the circumstances giving rise to the Good Reason event (a “Good Reason Notice”) within sixty (60) days after the initial existence of such circumstances.  An event constituting Good Reason shall no longer constitute Good Reason if the circumstances described in the Good Reason Notice are cured by the Company Group within thirty (30) days following receipt of the Good Reason Notice.  If the Company Group does not cure the circumstances giving rise to the Good Reason event described in the Good Reason Notice within thirty (30) days after receipt of the Good Reason Notice, the Participant who provided the Good Reason Notice may resign for Good Reason by terminating employment within thirty (30) days following the end of the Company Group’s thirty (30) day cure period.

(o) “Non-Compete Documents” has the meaning set forth in Section 6.1 hereof.

(p) “Non-Compete Period” with respect to a Participant means the period beginning on the date of such Participant’s commencement of participation in the Plan and ending 18 months after such Participant’s termination of employment for any reason.

(q) “Participant” means each Company Group employee (i) who holds the title of Executive Vice-President, or an equivalent officer title, and who reports directly to the Company’s Chief Executive Officer and (ii) who has executed a Participation Agreement.

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(r) “Participation Agreement” means an agreement in the form attached hereto as Exhibit A or in such other form as the Committee may approve from time to time. The terms of such forms of Participation Agreement need not be identical with respect to each Participant. In addition, the compensation and benefits payable upon a Qualifying Termination, which are set forth in a Participation Agreement, may differ from Participant to Participant and from the default provisions set forth in the Plan.

(s) “Qualifying Termination” means the occurrence of either of the following events:

(i) involuntary termination by the Company Group of a Participant’s employment without Cause; or

(ii) a Participant’s resignation from employment with the Company Group for Good Reason;

provided, however, that Qualifying Termination shall not include any termination of a Participant’s employment which is (A) for Cause, (B) a result of Participant’s death or Disability, or (C) a result of a Participant’s resignation other than for Good Reason.

(t) “Release” means a full general release in favor of the Company Group and any of its affiliates, stockholders, Directors, officers, employees, agents, insurers, predecessors and successors and/or assigns, and other related parties (including, without limitation, fiduciaries of employee benefit plans) releasing all claims, known or unknown in a form acceptable to the Company Group.

(u) “Section 409A” means Section 409A of the Code and any applicable regulations (including proposed or temporary regulations) and other administrative guidance promulgated thereunder.

(v) “Specified Employee” means a specified employee within the meaning of Section 409A.

(w) “Target Bonus” means the target annual cash bonus opportunity as in effect immediately prior to any termination of employment (without giving effect to any reduction forming the basis, in whole or in part, for a termination for Good Reason).

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

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3. Termination of Employment

3.1 Qualifying Termination Either Before or After a Change in Control Protection Period.  If a Participant incurs a Qualifying Termination either before or after a Change in Control Protection Period, such Participant shall be eligible to receive:

(a) any Accrued Obligations, and

(b) provided that (x) such Participant has complied with and continues to comply with his or her obligations under Section 4 hereof and his or her obligations under any Non-Compete Documents and (y) within sixty (60) days following such Qualifying Termination, the Participant has delivered to the Company an executed Release and such Release has become effective, enforceable and irrevocable in accordance with its terms:

(i) any annual cash bonus that is earned but unpaid for the prior fiscal year, payable at such time as bonuses for such prior fiscal year are paid to the Company’s executives generally;

(ii) payments during 18 months of an amount equal to such Participant’s monthly Base Salary.  Such payments shall commence with the first payroll period after such Participant’s Release has become irrevocable and shall be made in accordance with the Company’s payroll practices and policies then in effect;

(iii) a pro-rata portion of the annual cash bonus for the fiscal year in which termination occurs based on actual results for such year (determined by multiplying the amount of such annual bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Participant is employed by the Company Group and the denominator of which is 365), payable at such time as bonuses for the fiscal year of termination are paid to the Company’s executives generally.  In the event that the Company has not established performance goals for the annual bonus plan with respect to the fiscal year during which the Participant’s employment terminates, the pro-rata portion of the bonus shall be based on the Participant’s target annual cash bonus opportunity and such amount shall be payable at such time as bonuses for the fiscal year of termination are paid to the Company’s executives generally (subject to the achievement of the applicable performance goals established in due course by the Committee for the Company’s executives generally); and

(iv) eligibility for Additional Severance Benefits.

3.2 Qualifying Termination During a Change in Control Protection Period. If a Participant incurs a Qualifying Termination during a Change in Control Protection Period, such Participant shall be eligible to receive:

(a) any Accrued Obligations, and

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(b) provided that (x) such Participant complies with his or her obligations under Section 4 hereof and his or her obligations under any Non-Compete Documents and (y) within sixty (60) days following such Qualifying Termination, the Participant has delivered to the Company an executed Release and such Release has become effective, enforceable and irrevocable in accordance with its terms:

(i) any annual cash bonus that is earned but unpaid for the prior fiscal year, payable at such time as bonuses for such prior fiscal year are paid to the Company’s executives generally;

(ii) an amount equal to two (2) times the sum of such Participant’s Base Salary and Target Bonus, payable in a single lump sum as soon as administratively feasible after the 60th day following the termination date;

(iii) a pro-rata portion of the annual cash bonus for the fiscal year in which termination occurs based on actual results if determinable (or based on the target level of performance if not determinable) for such year (determined by multiplying the amount of such annual bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Participant is employed by the Company Group and the denominator of which is 365), payable in a single lump sum as soon as administratively practicable after the 60th day following the termination date; and

(iv) eligibility for Additional Severance Benefits.

3.3 Other Terminations.

(a) If a Participant’s termination of employment results from any reason other than a Qualifying Termination, such Participant shall be eligible only to receive (i) his or her Accrued Obligations and (ii) for a termination other than by the Company for Cause or by the Participant without Good Reason, any annual cash bonus that is earned but unpaid for the prior fiscal year, payable at such time as bonuses for such prior fiscal year are paid to the Company’s executives generally.

(b) Notwithstanding any other provision in the Plan to the contrary, if a Participant terminates his or her employment for Good Reason or a Participant’s employment is terminated by the Company without Cause, and it is subsequently determined that grounds for termination for Cause existed, then such Participant shall be deemed to not have had a Qualifying Termination, and such Participant (x) shall be eligible only to receive his or her Accrued Obligations, and (y) shall return to the Company, upon written demand, all amounts paid to such Participant pursuant to Section 3.1(b) or Section 3.2(b); provided, that if a Participant is required to repay amounts to the Company pursuant to this Section 3.3(b), such Participant shall indemnify the Company for all costs (including, without limitation, reasonable attorneys’ fees and expenses) that the Company incurs in collecting such repayment, should the Participant fail to timely make such repayment within 15 days of such written demand.

3.4 Treatment of Outstanding Equity Awards. Any unvested amounts subject to equity awards granted under the Company’s 2016 Omnibus Incentive Plan, as amended from

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time to time, or under any other shareholder approved equity plan of the Company, shall vest if and to the extent provided for in the applicable equity award agreement and as otherwise provided in the applicable equity incentive plan.

4. Certain Restrictive Covenants

4.1 Except in the good faith performance of his or her duties to the Company Group, or where required by law, statute, regulation or rule of any governmental body or agency, or pursuant to a subpoena or court order, a Participant shall not divulge to anyone, either during or at any time after the termination of his or her employment for any reason, any information constituting a trade secret or other confidential information acquired by such Participant during  his or her employment by the Company Group concerning the Company Group or its licensees, including but not limited to the names and other identifying information of the Company Group’s licensees, or the revenues, pricing, business systems, business strategies and processes of the Company Group, to the extent such information (i) is not generally known by the public and (ii) is treated as confidential information by the Company (“Confidential Information”).

4.2 During a Participant’s Non-Compete Period, he or she shall not, directly or indirectly, in any location in which the Company Group or any licensees of the Company Group operate or sell products, have an interest in or render any services (whether as an owner, manager, lender, partner, stockholder, joint venturer, employee, director, consultant, independent contractor or otherwise) for any Competitor of the Company Group.  Notwithstanding the foregoing, in the event that a Participant has a Qualifying Termination during a Change in Control Protection Period, such Participant’s Non-Compete Period for purposes of this Section 4.2 (but not for purposes of Section 4.3 or Section 4.4) shall end on the date of such Qualifying Termination.

(a) For purposes of this Section 4.2, a Competitor of the Company Group with respect to a Participant shall mean:

(i) Any individual or entity that is in the business of buying and selling brands and licensing the intellectual property related to such brands to third parties (the “Company’s Primary Activity”), including by way of example as of the Effective Date, and not in limitation of the foregoing definition, Sequential Brands, Inc.; or

(ii) Any individual or entity that during such Participant’s Non-Compete Period competes with any business activity, which does not constitute the Company’s Primary Activity, that during the period of such Participant’s employment with the Company Group the Company conducts or the Company, pursuant to Board approval, plans to conduct (such other business activity or planned business activity being an “Other Competitive Activity”); provided, that for purposes of this clause (ii), an individual or entity that engages in an Other Competitive Activity with respect to a Participant shall not be a Competitor of the Company unless the Participant has actual supervisory duties or authority over such Other Competitive Activity.

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(b) Notwithstanding the foregoing provisions of this Section 4.2, nothing herein shall prevent Participant from passively owning stock in a publicly traded corporation whose activities compete with those of the Company Group, provided that such stock holdings are not greater than two percent (2%) of the issued and outstanding shares of such corporation.

4.3 Participant shall not, during the Non-Compete Period, directly or indirectly, take any action which intentionally interferes with or disrupts any of the Company Group’s business activities including, without limitation, the solicitation of the Company Group’s customers, suppliers, lessors, lessees, licensors, or licensees, to terminate or diminish their relationship with the Company Group; provided that the restrictions described in this Section 4.3 shall apply during a Participant’s Non-Compete Period only with respect to individuals or entities who are as of such Participant date of termination of employment, or who have been during the final two (2) years prior thereto, customers, suppliers, lessors, lessees, licensors or licensees.

4.4 During a Participant’s Non-Compete Period, such Participant shall not, without the prior written consent of the Company’s Chief Executive Officer, directly or indirectly, on behalf of such Participant or any third party, hire, offer to hire, entice, solicit or in any other manner persuade or attempt to persuade any employee of the Company Group to discontinue or alter his or her employment with the Company Group or hire or offer to hire any individual who was an employee of the Company Group within the six (6)-month period immediately prior to the date on which such Participant hired or offered to hire such individual.  The restrictions in this Section 4.4 shall not prohibit Participant from publishing or advertising any general solicitation for employment not specifically targeted at any Company Group employee.

4.5 At no time during or after the termination of a Participant’s employment, shall a Participant, directly or indirectly, disparage the Company Group or any of the Company Group’s past or present employees, directors, products or services; provided, however, nothing in the Plan shall restrict a Participant (i) from giving truthful testimony or statements in connection with any judicial proceeding or other governmental investigation or proceeding or (ii) from communicating in any way with any governmental entity regarding any incident that a Participant believes constitutes a possible violation of law.

4.6 In the event that a Participant’s receives reasonable notice from the Company Group (including the Company’s outside counsel), either while employed by the Company Group or at any time thereafter, such Participant shall respond and provide information with regard to matters of which the Participant has knowledge as a result of the Participant’s employment with the Company Group, and will provide reasonable assistance to the Company Group and its representatives in defense of any claims that may be made against the Company Group, and will provide reasonable assistance to the Company Group in the prosecution of any claims that may be made by the Company Group, to the extent that such claims may relate to matters related to the Participant’s employment with the Company Group.  Any request for such assistance by a Participant shall take into account such Participant’s other personal and business commitments. If a Participant is required to provide any services pursuant to this Section 4.6 following termination of employment, upon presentation of appropriate documentation, the

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Company shall promptly reimburse the Participant for reasonable out-of-pocket expenses incurred by the Participant in connection with the performance of such services; provided, that any such reimbursements shall be subject to, and shall be made in accordance with, the Company’s expense reimbursement policy.

4.7 In the event that a Participant is requested to assist in any investigation of the Company Group, including without limitation any investigation of the actions or activities of the Company Group, the Board or any officer or employee of the Company Group, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation, such Participant shall (i) promptly inform the Company Group (to the extent Participant is legally permitted to do so) of such request and (ii) shall not, without the prior consent of the Board, assist in such investigation, unless the Participant shall be legally required to assist in the investigation.

4.8 In the event that a Participant breaches any of the covenants or obligations contained in this Section 4 or contained in any Non-Compete Documents, such Participant shall promptly repay any amounts previously paid to such Participant pursuant to Section 3.1(b) or Section 3.2(b) hereof upon demand by the Company.  Because the breach of any of the covenants contained in this Section 4 will result in irreparable damage and injury to the Company Group, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction in any court of competent jurisdiction restraining Participant from engaging in activities prohibited by this Section 4 or such other relief as may be required specifically to enforce any of the covenants in this Section 4.

4.9 If for any reason a court determines that the restrictions under this Section 4 are not reasonable or that consideration therefor is inadequate, to the maximum extent permitted by law, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 4 as will render such restrictions valid and enforceable.

4.10 Nothing herein shall be interpreted or applied to prohibit a Participant from making any good faith report to any governmental agency or other governmental entity concerning any acts or omissions that he or she may believe to constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, a Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

4.11 To the extent applicable, the covenants set forth in this Section 4 shall be interpreted to comply with the applicable Rules of Professional Conduct governing attorneys, including but not limited to New York Rule of Professional Conduct 5.6.

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5. No Contract of Employment

Neither the establishment of the Plan, nor any amendment thereto, nor the payment or provision of any benefits pursuant to the Plan shall be construed as giving any person the right to be employed by the Company Group. The employment relationship between each Participant and the Company Group is an “at-will” relationship. Accordingly, either the Participant or any member of the Company Group may terminate the relationship at any time. Following the termination of a Participant’s employment for any reason, the Participant shall hold no further office or position with the Company Group; provided, further, that upon notice by either the Company or a Participant terminating the Participant’s employment for any reason, the Company, in its sole discretion, may require the Participant to remain away from the Company Group’s offices.

6. Conflict in Benefits; Noncumulation of Benefits; Exclusive Remedy

6.1 Effect of Plan. The terms of the Plan, when accepted by a Participant pursuant to an executed Participation Agreement, shall supersede all prior arrangements, whether written or oral, and understandings regarding the subject matter of the Plan (including, but not limited to any severance provisions under any employment agreement entered into prior to the  effective date of his or her Participation Agreement), and shall be the exclusive agreement for the determination of any severance payments and benefits due to such Participant. The foregoing notwithstanding, the terms of the Plan do not supersede or take priority over the terms or conditions of any agreement relating to maintaining the confidentiality of Company Group information, the assignment of inventions to Company, non-competition against the Company Group, and/or nonsolicitation of Company Group employees, or any other agreements containing restrictive covenants intended to protect the business and goodwill of the Company Group, between a Participant and the Company Group (any such agreements the “Non-Compete Documents”). This Plan and any Non-Compete Documents shall be treated and interpreted as complementary, and in the event of any conflict between certain provision(s) in the Plan and certain provision(s) in a Non-Compete Document, the provision(s) of the document which is regarded as most beneficial to the Company’s interests, as determined in the Committee’s sole discretion, is the provision(s) that shall be applicable and applied.

6.2 Noncumulation of Benefits. Except as expressly provided in a written agreement between a Participant and the Company entered into after the date of such Participant’s Participation Agreement and which and is approved by the Board or the Committee, the total amount of payments and benefits that may be received by such Participant as a result of the events described in Section 3 pursuant to (a) the Plan, (b) any agreement between such Participant and the Company, or (c) any other plan, practice, or statutory obligation of the Company, shall not exceed the amount of payments and benefits provided by the Plan upon such events, and the aggregate amounts payable under the Plan shall be reduced to the extent of any excess (but not below zero).

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6.3 Exclusive Remedy. The payments provided by Section 3 hereof shall constitute the sole and exclusive remedy of a Participant for any alleged injury or other damages arising out of the cessation of such Participant’s employment relationship with the Company, and a Participant shall not be entitled to any other payments or other benefits from the Company Group as compensation for any such alleged injuries or other damages.

7. Administration, Termination, and Amendment of Plan

7.1 Administration. The Committee shall act as the plan administrator of the Plan.  The Committee has the sole discretion and authority to administer the Plan, including the sole discretion and authority to:

(a) adopt such rules as it deems advisable in connection with the administration of the Plan, and to construe, interpret, apply and enforce the Plan and any such rules and to remedy ambiguities, errors or omissions in the Plan;

(b) determine questions of eligibility and entitlement to benefits and interpret the terms and provisions of the Plan;

(c) act under the Plan on a case-by-case basis; the Committee’s decisions under the Plan need not be uniform with respect to similarly situated Participants; and

(d) delegate its authority under the Plan to any director, officer, employee, or group of directors, officers and/or employees of the Company; provided that if any person with administrative authority becomes eligible or makes a claim for Plan benefits, that person will have no authority with respect to any matter specifically affecting his/her individual interest under the Plan, and the Committee will designate another person to exercise such authority.

Any determination of the Committee shall be final and conclusive, and shall bind and may be relied upon by the Company Group, each of the Participants and all other parties in interest.

7.2 Amendment and Termination of the Plan. Subject to compliance with the requirements of Section 409A, the Committee may amend or terminate the Plan in any respect (including any change to the severance benefits) at any time; provided, however, that any amendment that would defer the payment or reduce the amount of severance benefits hereunder to any Participant, or any action that would remove a Participant from participation in the Plan, or any amendment that would revise the definition of Good Reason or Cause in a manner that adversely affects Participants, or any termination of the Plan (each an “Adverse Action”) shall be effective only with one (1) year’s prior written notice to affected Participant(s); provided further, however, that no Adverse Action may be adopted or become effective during a Change in Control Protection Period.  Notwithstanding the foregoing, the limitations on the timing of Adverse Actions may be waived in writing by any affected Participant.

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8. Claims for Benefits

8.1 ERISA Plan. This Plan is intended to be an employee welfare benefit plan as defined in Section 3(1) of Employee Retirement Income Security Act of 1974 (“ERISA”) that is maintained for the benefit of a select group of management or highly compensated employees of the Company Group.

8.2 Claims for Benefits.

(a)Any employee or other person who believes he or she is entitled to any payment under the Plan (a “Claimant”) may submit a claim in writing to the Company’s highest level officer in charge of Human Resources (the “Claims Administrator”), with a copy to the Company’s General Counsel; provided, that in the event that the Claimant seeking benefits would otherwise be the Claims Administrator, then the Company’s Chief Executive Officer shall act as the Claims Administrator.

(b) If a claim for benefits is denied, the Claims Administrator shall provide written notice to the Claimant of the denial within ninety (90) days after the claim’s submission.  The notice shall be written in a manner calculated to be understood by the Claimant and shall include:

(1) The specific reason or reasons for the denial;

(2) References to the specific Plan provisions on which the denial is based;

(3) A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

(4) A description of the Plan’s claims review procedures and the time limits applicable to such procedures, and a statement of Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

(c) If special circumstances require an extension of time for processing a claim, a written notice of the extension and the reason therefor shall be furnished to Claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.

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8.3 Appeal of Denial of Claim.

(a) If a claim is denied, Claimant, at Claimant’s sole expense, may appeal the denial to the Committee (the “Appeals Administrator”) within sixty (60) days of the receipt of written notice of the denial.  In pursuing such appeal Claimant or his or her duly authorized representative:

(1) may request in writing that the Appeals Administrator review the denial;

(2) may receive, upon request and free of charge, reasonable access to documents, records and other information relevant to the claim for benefits; and

(3) may submit documents, records and comments and other information in writing.

(b) Upon receipt of a request for review from a Claimant, the Appeals Administrator shall make a full and fair evaluation.  The decision on review shall be made by the Appeals Administrator within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review.  If such an extension of time is required, written notice of the extension shall be furnished to Claimant before the end of the original sixty (60) day period.  The decision on review shall be made in writing, shall be written in a manner calculated to be understood by Claimant, and, if the decision on review is a denial of the claim for benefits, shall include:

(1) The specific reason or reasons for the denial;

(2) References to the specific Plan provisions on which the denial is based;

(3) A statement that Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to Claimant's claim for benefits; and A statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.

521949.01111/104255828v.10

9. Notices

9.1 General.

(a) For purposes of the Plan, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:

(1)     If to the Company or the Board:

Iconix Brand Group, Inc.

1450 Broadway, 3rd Floor

New York, New York 10018

Attention: Corporate Secretary

(with a copy to General Counsel)

(2) If to a Participant, at the home address which such Participant most recently communicated to the Company in writing.

(b) The Company may provide Participants with notice of a change of address, and a Participant the Company with notice of a change of address, pursuant to Section 9.1(a) hereof.

9.2 Notice of Termination of Employment. Any termination by the Company of a Participant’s employment or any resignation of employment by a Participant shall be communicated by a notice of termination or resignation to the other party hereto given in accordance with Section 9.1. Such notice shall indicate the specific termination provision in the Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date.

10. Certain Federal Tax Considerations

10.1 Internal Revenue Code Section 409A.

(a) The amounts payable under the Plan are intended to comply with or be exempt from Section 409A, and all provisions of the Plan shall be interpreted and construed in a manner that establishes an exemption from or compliance with the requirements for avoiding additional taxes or interest under Section 409A(a)(1)(B) of the Code.  In no event whatsoever will the Company Group, or any Board member, officer or employee of the Company Group acting on behalf of the Company Group, be liable for any additional tax, interest or penalties that may be imposed on a Participant under Section 409A or any damages for failing to comply with Section 409A.

521949.01111/104255828v.10

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If a Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B)(i) of the Code, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the date which is the earlier of (i) the first day of the seventh (7th) month following the date of such “separation from service” of such Participant, and (ii) the date of such Participant’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all of the payments of a Participant delayed pursuant to this Section 10.1(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to such Participant in a lump sum, without interest, and any remaining payments and benefits due such Participant under the Plan shall be paid or provided in accordance with the payment dates specified herein for such payments or benefits.

(c) (i) All reimbursements of expenses provided for herein shall be payable in accordance with the Company’s expense reimbursement policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Participant seeking reimbursement, (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(d) For purposes of Section 409A, a Participant’s right to receive any installment payments pursuant to the Plan shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under the Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Company.

(e) To the extent any payment or benefit which constitutes Section 409A deferred compensation is contingent upon the execution and non-revocation of a Release, then such payment or benefit shall not commence until the later of (i) the first payroll date occurring on or after the sixtieth (60th) day following Participant’s “separation from service,” and (ii) the set payment date otherwise established for commencing the payments and/or benefits.

521949.01111/104255828v.10

(f) Notwithstanding any provision of the Plan to the contrary, to the extent that any amount constituting Section 409A deferred compensation would become payable in a lump sum under the Plan by reason of a Change in Control, such amount shall become payable in a lump sum only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A (a "409A Change in Control").  The portion of any payment or benefit which constitutes Section 409A deferred compensation and which would otherwise be payable in a lump sum pursuant to Section 3.2 hereof upon a Change in Control that does not qualify as a 409A Change in Control shall be paid based upon the time and form of payment set forth in Section 3.1 hereof, and with respect to other awards or programs in accordance with the plan or other documents governing such award.

10.2 Internal Revenue Code Section 280G Contingent Cutback.

(a) If any payment(s) or benefit(s) that a Participant would receive pursuant to the Plan and/or pursuant to any other agreement, plan, policy or arrangement would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and the applicable regulations, and (ii) but for this Section 10.2 or any reduction provided by reason of Section 280G of the Code in any such other agreement, plan, policy or arrangement, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Participant shall be entitled to receive either (A) the full amount of the parachute payments, or (B) the maximum amount that may be provided to such Participant without resulting in any portion of such parachute payments being subject to the Excise Tax, whichever of clauses (A) and (B), after taking into account applicable federal, state, and local taxes and the Excise Tax, results in the receipt by such Participant, on an after-tax basis, of the greatest portion of the parachute payments.  To the extent any of such payments or benefits are Section 409A deferred compensation, any reduction for purposes of clause (B) shall be made in the following order:  (i) cash severance payments that are exempt from Section 409A shall be reduced; (ii) other cash payments and benefits that are exempt from Section 409A, but excluding any payments attributable to an acceleration of vesting or payments with respect to equity-based compensation that are exempt from Section 409A, shall be reduced; (iii) any other payments or benefits, but excluding any payments attributable to an acceleration of vesting and payments with respect to equity-based compensation that are exempt from Section 409A, shall be reduced on a pro-rata basis or in such other manner that complies with Section 409A; and (iv) any payments attributable to an acceleration of vesting or payments with respect to equity-based compensation that are exempt from Section 409A shall be reduced, in each case beginning with payments that would otherwise be made last in time.

521949.01111/104255828v.10

(b) Unless the Company and a Participant otherwise agree in writing, any determination required under Section 10.2(a) hereof shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon such Participant and the Company for all purposes.  For purposes of making the calculations required by Section 10.2(a) hereof, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and such Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under Section 10.2(a) hereof.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision.

11. Additional Provisions

11.1 Choice of Law. Except to the extent pre-empted by ERISA or other Federal law, the Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law provisions.

11.2 Arbitration. Except as set forth in Section 4.8 hereof, the Company and each Participant, by executing a Participation Agreement, agree that any dispute or controversy arising under or in connection with the Plan or a Participant’s employment with the Company Group, including without limitation the denial of any claim pursuant to Section 8.2 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York in accordance with the Commercial Arbitration Rules and Procedures of the American Arbitration Association then in effect.  The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The arbitrator shall have the authority to make an award of monetary damages and interest thereon.  The arbitrator shall have no authority to award specific performance or an injunction, or punitive or exemplary damages.  The arbitrator will have no authority to order a modification or amendment of the Plan or any Participation Agreement.

11.3  Attorneys’ fees and Costs of Arbitration.  In connection with any court proceeding or arbitration commenced in connection with the Plan or a Participant’s employment with the Company Group and regardless of the outcome of such court proceeding or arbitration (a) each party to such proceeding or arbitration shall pay all its own costs and expenses, including without limitation its own legal fees and expenses, and (b) any joint expenses shall be borne equally among the parties.  Notwithstanding the preceding sentence, in the event that a Participant commences arbitration to enforce the provisions of the Plan, and (i) such Participant prevails in at least one material issue in controversy in such arbitration, and (ii) the Company does not prevail in any claim brought by the Company (either in such arbitration or in a court proceeding) that such Participant has breached such Participant’s covenants and obligations under Section 4 hereof or in any Non-Compete Documents, then all expenses (including reasonable attorneys’ fees and expenses) of such Participant in such arbitration shall be paid by the Company.

521949.01111/104255828v.10

11.4 Unfunded Obligation.  All amounts payable to Participants pursuant to the Plan are unfunded obligations of the Company. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations.  Payments under the Plan shall be made, as due, from the general funds of the Company.  The Plan shall constitute solely an unsecured promise by the Company to make such payments to the extent provided herein.

11.5 Recoupment and Offset. The Company has the unilateral right, in its sole discretion, to offset the payment of benefits under the Plan against amounts due from a Participant under the Company’s clawback/recoupment policy as in effect from time to time and against any other amounts owed to the Company Group by a Participant.

11.6 No Representations. By executing a Participation Agreement, a Participant acknowledges that in becoming a “Participant” in the Plan, such Participant is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company Group which is not set forth explicitly in the Plan.

11.7 Waiver. No waiver by a Participant or the Company Group of any breach of, or of any lack of compliance with, any condition or provision of the Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

11.8 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.9 Benefits Not Assignable. Except as otherwise required by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective.  Except as set forth in the Plan, no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant.

11.10 Tax Withholding. All payments made pursuant to the Plan will be subject to withholding of applicable income and employment taxes.

11.11 Further Assurances. From time to time, at the Company’s request and without further consideration, a Participant shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of the Plan, such Participant’s Participation Agreement, and/or such Participant’s Release.

521949.01111/104255828v.10

EXHIBIT A

FORM OF

AGREEMENT TO PARTICIPATE IN THE

ICONIX BRAND GROUP, INC.

EXECUTIVE SEVERANCE PLAN

521949.01111/104255828v.10

[ICONIX LETTERHEAD]

[DATE], 2016

EXECUTIVE SEVERANCE PLAN

PARTICIPATION AGREEMENT

Dear [INSERT PARTICIPANT NAME],

As you are aware, Iconix Brand Group, Inc. (the “Company” and, together with its subsidiaries and affiliates, the “Company Group”) is in the process of phasing out the historical practice of individualized employment agreements and replacing these agreements with a comprehensive severance protection plan that addresses severance in Change in Control and non-Change in Control scenarios. As a key employee of the Company you are eligible to participate in Company’s newly adopted Executive Severance Plan (as amended from time to time, the “Plan”).  A copy of the Plan is enclosed with this Participation Agreement.  Capitalized terms used in this Participation Agreement shall have the meanings ascribed to them in the Plan.

The Company considers the severance benefits offered under the Plan to be an important part of our overall executive compensation program and consistent with competitive market practice. We believe that providing appropriate severance benefits helps to attract and retain highly-qualified executives by providing income continuity in the event of an involuntary termination of employment. These arrangements also allow the Company Group to protect its interests through corresponding confidentiality, noncompetition and other restrictive covenants.

For your reference, attached to this Participation Agreement are two schedules that summarize the key elements of your participation. The schedules are subject in their entirety to the terms of the Plan.

By accepting this Participation Agreement, you hereby acknowledge, agree and confirm that:

1. You have received a copy of the Plan and have read, understand and are familiar with the terms and provisions of the Plan and that by executing this Participation Agreement, the Plan shall constitute an agreement between you and the Company Group;

2. The Plan supersedes any existing employment agreement or severance arrangement, whether written or unwritten, to which you are a party; and

3. The employment relationship between yourself and the Company Group is an “at-will” relationship.

521949.01111/104255828v.10

By accepting this Participation Agreement, you hereby acknowledge that Section 4 of the Plan contains restrictive covenants to which you will be subject, and you hereby further agree as follows:

1. You acknowledge that any Confidential Information is of great value to the Company Group, and upon the termination of your employment for any reason, or at such earlier date as may be requested by the Company, you shall redeliver to the Company all Confidential Information and other related data in your possession. You agree that you will not retain any copies of any Confidential Information in hard copy, electronic or any other form.

2. You acknowledge that you will be materially involved with the Company Group’s activities throughout the world and that your competition with the Company Group anywhere worldwide during the Non-Compete Period would cause substantial damages to the Company Group.

3. In the event you breach any of the covenants or obligations contained in Section 4 of the Plan or contained in any Non-Compete Documents to which you are a party, the post-termination restrictions contained in Section 4 shall be extended by a period of time equal to the period of such breach, it being the intention you and the Company that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

4. Without intending to limit the remedies available to the Company Group, you acknowledge that a breach by you of any of the covenants contained in Section 4 of the Plan may result in material and irreparable injury to the Company Group, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat the Company shall be entitled to a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in activities prohibited by Section 4 or such other relief as may be required specifically to enforce any of the covenants in Section 4.

By accepting this Participation Agreement, you hereby acknowledge that disputes and disagreements regarding your right to severance benefits under the Plan are governed by a Claims Procedure set forth in the Plan, which you must follow.  In addition, by executing this Participation Agreement, you are acknowledging that:

YOU HAVE READ AND UNDERSTAND SECTION 11.2 OF THE PLAN, WHICH DISCUSSES ARBITRATION.

YOU UNDERSTAND THAT YOU ARE AGREEING TO SUBMIT ANY AND ALL CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THE PLAN, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION OF THE PLAN, TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF YOUR RIGHT TO A JURY TRIAL AND ALSO REQUIRES THE RESOLUTION BY ARBITRATION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP INCLUDING, BUT NOT LIMITED TO, STATUTORY DISCRIMINATION CLAIMS.

521949.01111/104255828v.10

Finally, by accepting this Participation Agreement, you hereby confirm and agree that the Company has the unilateral right, in its sole discretion, to offset the payment of benefits to you under the Plan against amounts due from you under the Company’s clawback/recoupment policy as in effect from time to time and against any other amounts that you owe to the Company Group.

The Company hereby reaffirms that you shall be entitled to all rights of indemnification, including rights of advancement, set forth in the Company’s Bylaws.  The Company shall include you in the directors and officers liability insurance policy provided for other directors and officers of the Company, at the Company’s expense. Notwithstanding the foregoing, nothing contained in this Participation Agreement shall constitute an indemnification by the Company for any liability to third parties arising from your allegedly not being permitted to be employed by the Company, contractually or otherwise, and you hereby represent to the Company that no such prohibition exists.

You acknowledge that the Plan confers significant legal rights and obligations; that the Company has encouraged you to consult with legal and financial advisors as appropriate; and that you have had adequate time to consult with such advisors before executing this Participant Agreement.

Please indicate your acceptance and agreement to the Plan and this Participation Agreement by signing in the space indicated below and returning the agreement to the Company [by no later than [DATE], 2016]. Upon your acceptance, you shall be deemed a “Participant” of the Executive Severance Plan as of the effective date indicated in the attached Schedule.

Sincerely,

ICONIX BRAND GROUP, INC.

By:
Name:
Title:

521949.01111/104255828v.10

AGREED AND ACCEPTED BY THE UNDERSIGNED ON THIS ___ DAY OF _______________, 201__.

PARTICIPANT
[INSERT PARTICIPANT NAME]

Signature

Name Printed

Address

521949.01111/104255828v.10

[SCHEDULE TO PARTICIPATION AGREEMENT FOLLOWS]

521949.01111/104255828v.10

SCHEDULE 1 TO PARTICIPATION AGREEMENT

For Qualifying Terminations Either Before or After a Change in Control Protection Period

(See Executive Severance Plan for complete terms and conditions)

Participant	[INSERT PARTICIPANT NAME]
Participation Effective Date	[INSERT DATE]
Position	[Executive Vice-President (EVP)]
Annual Base Salary	$__________________, subject to annual review as part of Participant’s annual performance review
Target Annual Cash Bonus Opportunity [and Automobile Allowance]

_____% of annual base salary

(For the avoidance of doubt, payment may be above or below the target opportunity specified herein based on actual performance as determined in the sole discretion of the Committee.)

[Automobile Allowance:  __________________]

Qualifying Termination	Participant’s employment is involuntarily terminated by the Company Group without “Cause” or Participant resigns for “Good Reason”
Severance Benefit

1.  Accrued obligations (if any) that remain unpaid as of the termination date, including earned but unpaid annual cash bonus (if any) for the immediately preceding fiscal year

2.  Continuation of annual base salary for 18 months, paid in normal payroll installments

3.  Prorated annual cash bonus for the year of termination based on actual performance

4.  Eligibility for an additional severance benefit, if Participant elects COBRA health benefit continuation, at the active employee rate, subject to early termination in accordance with the terms of the Plan

5.  Outstanding equity awards will be treated in accordance with the terms of such awards

Restrictive Covenant Period	18 months following termination of employment for any reason
Conditions to Severance	Participant must execute release and waiver of claims and comply with restrictive covenants

521949.01111/104255828v.10

Reimbursement of Enforcement Costs

In the event that arbitration is commenced by Participant to enforce the provisions of the Plan, and Participant prevails in at least one material issue in controversy in such arbitration, and the Company does not prevail in any claim brought by the Company (either in such arbitration or in a court proceeding) that Participant has breached Participant’s covenants and obligations under Section 4 of the Plan or under any other restrictive covenants to which Participant is subject, all expenses (including reasonable attorneys’ fees and expenses) of Participant in such arbitration shall be paid by the Company Group

521949.01111/104255828v.10

SCHEDULE 2 TO PARTICIPATION AGREEMENT

For Qualifying Terminations During the Change in Control Protection Period

(See Executive Severance Plan for complete terms and conditions)

Participant	[INSERT PARTICIPANT NAME]
Participation Effective Date	[INSERT DATE]
Position	[Executive Vice-President (EVP)]
Annual Base Salary [and Automobile Allowance]	$__________________, subject to annual review as part of Participant’s annual performance review [Automobile Allowance: __________________]
Target Annual Cash Bonus Opportunity

_____% of annual base salary

(For the avoidance of doubt, payment may be above or below the target opportunity specified herein based on actual performance as determined in the sole discretion of the Committee.)

Change in Control Protection Period	24 months following the Change in Control date
Qualifying Termination	Participant’s employment is involuntarily terminated by the Company Group without “Cause” or Participant resigns for “Good Reason”
Severance Benefit

1.  Accrued obligations (if any) that remain unpaid as of the termination date, including earned but unpaid annual cash bonus (if any) for the immediately preceding fiscal year

2.  Base salary plus target bonus multiplied by 2, payable in a lump sum

3.  Prorated annual cash bonus for the year of termination based on actual performance if determinable (or target level of performance if not determinable)

4.  Eligibility for an additional severance benefit, if Participant elects COBRA health benefit continuation, at the active employee rate, subject to early termination in accordance with the terms of the Plan

5.  Outstanding equity awards will be treated in accordance with the terms of such awards

521949.01111/104255828v.10

Restrictive Covenants Period	18 months following termination of employment for any reason (but noncompetition restriction ends on date of Qualifying Termination)
Conditions to Severance	Participant must execute release and waiver of claims and comply with restrictive covenants
Reimbursement of Enforcement Costs

In the event that arbitration is commenced by Participant to enforce the provisions of the Plan, and Participant prevails in at least one material issue in controversy in such arbitration, and the Company does not prevail in any claim brought by the Company (either in such arbitration or in a court proceeding) that Participant has breached Participant’s covenants and obligations under Section 4 of the Plan or under any other restrictive covenants to which Participant is subject, all expenses (including reasonable attorneys’ fees and expenses) of Participant in such arbitration shall be paid by the Company Group

-29-

521949.01111/104255828v.10